Exhibit 15.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Shell Company Report of Triterras, Inc. on Form 20-F of our report dated March 11, 2020, with respect to our audit of the financial statements of Netfin Acquisition Corp. as of December 31, 2019 and for the period from April 24, 2019 (inception) through December 31, 2019 appearing in the Registration Statement on Form F-4 File No. 333-248486 of Netfin Holdco (n/k/a Triterras, Inc). We also consent to the reference to our Firm under the heading “Statement of Experts” in such Shell Company Report.

/s/ Marcum llp

Marcum llp

Houston, Texas

November 16, 2020